EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President
360.459.1100

Venture Financial Group Announces Record 2nd Quarter Earnings
And Record Year-to-Date Asset, Loan, & Deposit Growth

SECOND QUARTER HIGHLIGHTS

  Record 2nd Quarter Net Income of $2.6 million
  Quarterly Earnings Per Share increases 16% over same quarter last year
  Record Year-to-Date Asset Growth of $164.5 million
  Record Year-to-Date Loan Growth of $63.4 million
  Record Year-to-Date Deposit Growth of $197.6 million
  Excellent Loan Portfolio Credit Quality

Olympia, Wash., July 18, 2006 - Venture Financial Group, Inc. ("Venture" or "the Company"), parent company of Venture Bank (www.venture-bank.com) today announced for the second quarter ended June 30, 2006, net income of $2.6 million, an increase of 30% or $600,000 as compared to $2.0 million for the second quarter of 2005. $2.6 million represents the highest second quarter earnings in Company history.

At June 30, 2006, total assets were $917.3 million which was an increase of 21.9% or $164.5 million for the six months ended June 30, 2006 as compared to $752.8 million in total assets at December 31, 2005.

"The first half of 2006 has been exceptional for us," said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. "The shareholders are benefiting from the successful execution of strategies that were put in place this year by our team."

Total assets at June 30, 2006 were 54.3% or $322.9 million higher than at June 30, 2005 when total assets were $594.4 million. The acquisition of Redmond National Bank and its parent company, Washington Commercial Bancorp during the third quarter of 2005 contributed $131.8 million of the asset growth that has occurred since June 30, 2005.

Total loans at June 30, 2006 were $665.6 million which was an increase of 10.5% or $63.3 million as compared to $602.3 million in total loans at December 31, 2005. Total loans at June 30, 2006 increased 45.3% or $207.4 million from $458.2 million at June 30, 2005. Loans attributed to the acquisition of Redmond National Bank were $107.1 million.

Total deposits at June 30, 2006 were $711.7 million which was an increase of 38.5% or $197.7 million as compared to $514.0 million in total deposits at December 31, 2005. Total deposits at June 30, 2006 increased $323.0 million or 83.1% from $388.7 million at June 30, 2005. Deposits attributed to the purchase of wholesale funding were $86.0 million. Deposits attributed to the acquisition of Redmond National Bank were $86.9 million.

The quality of the Company's assets remains strong. Nonperforming assets as a percentage of total assets declined to 0.28% at June 30, 2006 from 1.03% at June 30, 2005. Nonperforming assets as a percentage of total assets decreased in the second quarter from the December 31, 2005 level of 0.36% .

"New and significant customer relationships and asset and liability management strategies have added to our growth this year" said Jim Arneson, President and CEO of Venture Bank. "We are remaining diligent in monitoring credit quality during a time when some economic slowing is evident."

Operating Results

Net Interest Income
 Net interest income for the second quarter of 2006 increased 26.87% to $8.5 million, from $6.7 million for the second quarter of 2005. This increase is due to internal growth and the third quarter 2005 merger with Redmond National Bank. The net interest margin at June 30, 2006 was 4.41% and at June 30, 2005 was 5.33% . The narrowing of the net interest margin in the continuing rising rate environment is due to the repricing of liabilities at a faster rate than the repricing of assets during the period and a relatively flat treasury yield curve. The purposeful change to a more liquid mix of assets on the balance sheet also contributes to a reduced margin.

Net interest income for the six months ending June 30, 2006, increased by 24.43% to $16.3 million compared to the same period in 2005.

Non Interest Income
Non-interest income for the second quarter of 2006 was $2.3 million which is an increase of 15.0% or $300,000 compared to $2.0 million in the second quarter of 2005. The major components of non-interest income include salable mortgage loan fee income, service charge income, and other income. In spite of continued rising interest rates in the marketplace, residential mortgage volume remained strong providing fee income of $440,000 for the second quarter of 2006 as compared to $435,000 for the second quarter of 2005. Service charge income of $1,039,000 for the second quarter of 2006 compares to $859,000 for the second quarter 2005. Other non-interest income for the second quarter of 2006 was $804,000 compared to $709,000 for the second quarter of 2005.

Non-interest income for the six months ending June 30, 2006 was $4.3 million, an increase of 4.9% or $200,000 compared to the same period in 2005. Excluding a one time gain on sale of OREO in 2005, the increase from one year to the next would have been 13.6% or $500,000.

Non Interest Expense
Total non-interest expense increased by $1.2 million or 21.7% for the three months ended June 30, 2006 compared to the three months ended June 30, 2005. All of the components of non-interest expense (salaries and benefits, occupancy, and other expenses) increased comparing the three months ended June 30, 2006 to the same period ending June 30, 2005. The increases are primarily attributed to the costs associated with the new financial centers in Redmond and Lakewood.

Non-interest expense for the six months ended June 30, 2006 was $12.6 million, an increase of 17.8% or $1.9 million compared to $10.7 million for the same period in 2005.

Nonperforming Loans
 Nonperforming loans as a percentage of total loans was reduced to 0.32% as of June 30, 2006 as compared to 1.27% as of June 30, 2005. The ratio of allowance for credit losses to nonperforming loans was 384.18% at June 30, 2006 and 122.43% at June 30, 2005.

About Venture Financial Group
 Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks related to forward-looking statements in this press release include the Company's ability to maintain growth and asset quality in the current interest rate environment.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
	2006	2005	2005
Assets
Cash and due from banks	$ 19,882	$ 16,791	$ 14,724
Interest bearing deposits in banks	258	1,308	684
Federal funds sold	14,355	6,230	11,350
Securities available for sale, at fair value	145,836	61,593	69,361
FHLB Stock	4,490	4,490	3,944

Loans held for sale	5,519	5,699	3,699
Loans	660,064	596,636	454,520
Allowance for credit losses	(8,110)	(8,434)	(7,100)
Net loans	651,954	588,202	447,420

Premises and equipment	22,455	19,034	14,533
Foreclosed real estate	474	474	339
Accrued interest receivable	3,810	3,117	2,200
Cash value of life insurance	17,165	16,655	13,741
Intangible assets	26,010	26,508	9,432
Other assets	5,061	2,692	3,003
Total assets	$917,269	$752,793	$594,430

Liabilities
Deposits:
Demand	$ 104,145	$ 99,161	$ 79,451
Savings and interest bearing demand	259,466	189,419	175,177
Time deposits	348,092	225,448	134,119
Total deposits	711,703	514,028	388,747

Federal funds purchased	--	--	--
Repurchase agreements	41,397	33,309	37,817
Short term borrowing	16,513	68,489	51,848
Long term debt	62,682	52,682	49,589
Accrued interest payable	1,511	1,288	844
Other liabilities	6,687	6,843	5,439
Total liabilities	840,493	676,639	534,284

Stockholders' Equity
Common stock, (no par value); 10,000,000 shares authorized,	35,991	36,905	23,274
shares issued and outstanding: June 2006 - 7,194,047
December 2005 - 7,218,152, June 2005 - 6,595,472
Retained earnings	44,741	40,879	36,886
Accumulated other comprehensive income	(2,844)	(651)	(14)
Advances to employee retirement plan	(493)	(493)	--
Unearned employee stock awards	--	(104)	--
Additional minimum pension liability	(619)	(382)	--
Total stockholders' equity	76,776	76,154	60,146
Total liabilities and stockholders' equity	$917,269	$752,793	$594,430
Other Data
Nonperforming assets to total assets	0.28%	0.36%	1.03%
Nonperforming loans to total loans	0.32%	0.37%	1.27%

Allowance for credit losses to loans		1.23%	1.41%	1.56%
Allowance for credit losses to nonperforming loans		384.18%	378.72%	122.43%
Equity to Assets		8.37%	10.12%	10.12%
Net interest margin		4.41%	4.93%	5.33%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
Interest Income
Loans	$13,662	$8,700	$25,806	$16,695
Federal funds sold and deposits in banks	120	48	151	54
Investments	1,722	743	2,492	1,528
Total interest income	15,504	9,491	28,449	18,277

Interest Expense
Deposits	4,978	1,457	8,136	2,621
Fed funds purchased	128	16	162	24
Repurchase agreements	438	259	784	476
Other	1,491	1,091	3,082	2,025
Total interest expense	7,035	2,823	12,164	5,146

Net interest income	8,469	6,668	16,285	13,131

Provision for credit losses	150	338	300	553
Net interest income after provision
for credit losses	8,319	6,330	15,985	12,578

Non-interest income
Service charges on deposit accounts	1,039	859	1,979	1,594
Origination fees on mortgage loans sold	440	435	882	846
Other operating income	804	709	1,389	1,613
Total non-interest income	2,283	2,003	4,250	4,053

Non-interest expense
Salaries and employee benefits	3,441	2,911	6,840	5,896
Occupancy and equipment	1,039	858	2,092	1,745
Other expense	2,079	1,621	3,720	3,080
Total non-interest expense	6,559	5,390	12,652	10,721

Operating income before income taxes	4,043	2,943	7,583	5,910

Provision for income taxes	1,414	907	2,640	1,841

Net income	$2,629	$2,036	$ 4,943	$ 4,069

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(1,982)	(641)	(2,193)	(258)
Change in minimum pension liability	(124)	0	(237)	0

Comprehensive Income	$ 523	$1,395	$ 2,513	$ 3,811

Earnings per Share Data
Basic earnings per share	$ 0.36	$ 0.31	$ 0.68	$ 0.62
Diluted earnings per share	$ 0.36	$ 0.30	$ 0.67	$ 0.61
Dividends declared per share	$ 0.07	$ 0.07	$ 0.14	$ 0.14

Weighted average number of common shares	7,224,640	6,594,514	7,231,813	6,563,121

Weighted average number of common shares,
Including dilutive stock options	7,336,907	6,712,486	7,354,877	6,681,093

Performance Ratios
Return on average assets (annualized)	1.20%	1.39%	1.21%	1.42%
Return on average equity (annualized)	13.58%	13.85%	12.82%	13.96%